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                                                                    Exhibit 99.1

                              LUBRIZOL CORPORATION
                                October 21, 2003
                                 12:00 p.m. CDT

Moderator         Ladies and gentlemen, thank you for standing by. Welcome to
                  Third Quarter Earnings Conference. At this time all participant lines are in a listen-only mode. Later there will be an opportunity for questions and instructions will be given at that time. As a reminder the call is being recorded. I would now like to turn the call over to Vice President for Investor Relations, Joanne Wanstreet. Please go ahead.

J.Wanstreet       Thank you for joining us today, October 21, 2003 for
                  discussion of our third quarter results which were released this morning. This call's being Web cast by ccbn.com and will be available for replay beginning about 6:00 p.m. eastern standard time today and for the next 30 days. You can access the replay through the investor relations page of our Internet site www.lubrizol.com.

                  We want to remind everyone that this Web cast contains time sensitive information that is accurate only as of today. Any redistribution, retransmission or reproduction of this call without written company consent is prohibited.

                  Participating in the call with me today are Charlie Cooley, our Vice President and Chief Financial Officer and John Ahern, our Controller. Charlie Cooley will discuss the quarter's results and our outlook for the rest of the year. We will then open the lines for questions and discussion.

                  Before I turn it over to Charlie I need to remind you that some of the information to be furnished in today's session will constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those focused on future plans, objectives or performance as opposed to historical items. We remind you that actual results could differ materially from results projected or referenced in these forward-looking statements.

                  Some factors that could cause actual results to differ from those in the forward-looking statements are contained in the management discussion and analysis in our 2002 annual report to shareholders that is part of our 10-K report. With that I will turn it over to Charlie.

C. Cooley         Thanks, Joanne. Good afternoon, everybody, and welcome to
                  Lubrizol's third quarter earnings teleconference. Let me apologize in advance if you hear me cough during this teleconference. It's because I'm working off a particularly prolonged flu.

                  Before jumping into the numbers I'd like to make a few summary comments about the quarter. The lubricant industry suffered from very weak demand in the third quarter as we have continued to see negative volume in our lubricant additives business since the mid-first quarter. We believe, however, that our market share in the third quarter was the same as the second quarter. We also experienced continued high raw material cost in the third quarter, but product pricing has been stable.

                  We maintained double digit revenue growth in fluid technologies for industry. Our recent acquisitions continued to perform well and we focused on integrating our newly acquired FTI businesses. In addition we managed well our STAR expenses. STAR stands for selling, testing, administrative and research.

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                  The quarter actually started out with a strong July. August, however, was extremely weak across most of our transportation market. Though September volumes were higher than August, the lower than expected overall volume for the quarter together with a downward revision in our fourth quarter expectations led to last week's preannouncement.

                  This morning we announced that earnings for the quarter were $0.47 per share, which included a restructuring charge of one cent per share. The relevant comparison to last year's third quarter would exclude this restructuring charge, so on this basis, earnings of $0.48 compared to $0.71 in the strong third quarter of 2002.

                  You may recall that volume in the third quarter of 2002 was up 13%, revenues were up 10% and net income was up 60% from the third quarter of 2001. The main driver for lower third quarter 2003 earnings compared to the third quarter a year ago was lower shipment volume. This lower shipment volume together with higher raw material costs more than offset higher average selling price and lower STAR expense. Price mix and currency were favorable for the quarter.

                  For the first nine months of the year GAAP earnings were $1.54 per share which included a restructuring charge of $0.10 per share. Excluding the restructuring charge and last year's required accounting change for the write off of goodwill, earnings of $1.64 per share compared to $1.96 in the first nine months of 2002.

                  Consolidated revenues for the quarter were $509.9 million, about equal to the third quarter of 2002. The restructuring charge for the quarter was $400,000 pretax which rounds to one cent per share all for severance charges related to restructuring activities at our Bromborough, England manufacturing facility. As reported previously, annualized savings from restructuring initiatives taken in 2003 are projected to be approximately $4.5 million.

                  Now I'll walk through the various components of our financial statements beginning with the components of revenue. Consolidated shipment volume for the quarter was down 10% from the third quarter of 2002. Setting aside the ongoing shift in our viscosity modifier product line from liquid to a more concentrated solid form, volume was down 9%. Acquisitions contributed one percent to volume for the quarter.

                  By region comparing the third quarter 2003 to the third quarter 2002 consolidated shipment volume was down 13% in North America and Europe across a wide range of customers. Shipment volume was down 3% in the Asia, Pacific and Middle East regions at certain customers with weakness stemming from economic and political conditions in certain parts of the region. Volume was up 8% in Latin America.

                  Next I'll cover the other components of revenue for the third quarter. Combined price mix was up 6% compared to the third quarter of 2002. Sequentially price mix was down 1%; however the decline was more weighted toward mix than price. Currency added 3% to revenues for the quarter compared to the third quarter a year ago and added one half percent to revenues for the quarter sequentially. Additionally net sales by our equipment companies added one percent to revenues for the quarter.

                  In summary revenues of $509.9 million were about even with the third quarter of 2002 as favorable price mix, currency and acquisitions offset the volume decline. Excluding acquisitions revenues were down one percent. Average raw material cost for the quarter was 11% higher than the third quarter of 2002 and 2% higher than the second quarter this year.


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                  North American base oil producers announced another price
                  increase effective August 11th of $0.07 raising base oil prices to $1.49 per gallon. In North America we cost our sales on a LIFO basis so most of this price increase was immediately reflected on our financials during the quarter. Exactly a year ago today base oil prices were increased from $1.25 to $1.30 a gallon, so in the course of one year base oil prices increased 19%.

                  Material margin was down almost 80 basis points compared to the third quarter of 2002 and down 100 basis points sequentially. Of the 100 basis point sequential decline product mix and higher material costs were the largest factors. Operating expenses consisting of manufacturing and STAR, but excluding the restructuring charge increased 6% compared to the third quarter of 2002 and increased one percent sequentially.

                  Compared to the third quarter of 2002 operating expenses increased as a result of the impact of inventory drawdown, currency, increased salaries and benefits, acquisitions and higher utilities partially offset by decreases in variable compensation and outside testing. Excluding currency and acquisitions operating expenses were up 2% compared to the third quarter a year ago. I'll give the details on the components of operating expenses next.

                  Consolidated net manufacturing expenses were 15% higher for the third quarter 2003 compared to the third quarter 2002. We built inventory in the third quarter last year and drew down inventories in the third quarter this year. Excluding the effects of these inventory adjustments gross manufacturing expenses were up 8%. Half of this 8% increase was due to currency, the remainder was due to higher utilities, salaries and benefits and acquisitions partially offset by lower variable pay.

                  Technical expenses of $41 million were down 4% from the third quarter of 2002 reflecting reduced testing at outside laboratories and lower variable compensation. Selling and administrative expenses for the quarter of $48.6 million were down 2% from the third quarter of 2002 and down 3% sequentially reflecting lower variable pay.

                  The gross profit margin at 25.9% for the quarter compares to 29.6% for the third quarter of 2002. Lower volume, raw material cost increases and the effect of lower throughput on fixed manufacturing costs offset the positive impact of price mix and currency.

                  Other expense of $2.6 million compares to $3.0 million of expense for the third quarter of 2002. The single largest factor was lower equity earnings from our joint venture in the Middle East. EBIT excluding the $400,000 restructuring charge was $40.1 million or 28% below the third quarter last year and 22% below the second quarter of this year. Refer to our Web site, www.lubrizol.com, on the investor conference call for reconciliation to GAAP net income.

                  Net interest expense was $5.7 million compared to $4 million a year ago reflecting primarily lower interest income.

                  I indicated last quarter that the tax rate could come down again and it was indeed reduced in the third quarter to 28.6% to arrive at an annualized rate of 31% for the first nine months.

                  As with last quarter's reduction, our expectation of higher levels of nontaxable currency translation gain for the year was the primary cause for the reduction. We estimate that currency contributed about $0.08 to earnings for the quarter according to our pro forma calculations.

                  Next I'll turn to segment results. Fluid technologies for transportation, FTT, revenues of $382.3 million for the third quarter of 2003 were down 5%.

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                  Shipment volume declined 12% from the third quarter of 2002 excluding an ongoing mix shift to a more concentrated form of viscosity modifiers. Sequentially revenues were down 3% for the quarter on 3% lower volume. In addition to the previously announced loss of business FTT volume in the quarter was affected by generally weak worldwide demand for lubricants.

                  Our global customers, industry consultants and U.S. Government data all indicate unusually weak demand patterns for finished lubricants at midyear. Furthermore these sources generally believe that weak demand is likely to continue to year-end. The National Petroleum Refiners Association reported that total U.S. lubricant sales decreased 8% in the second quarter of 2003 compared to the second quarter of 2002.

                  The U.S. Energy Information Administration of the Department of Energy shows inventory levels for finished lubricants dropped in April. Through July, the latest data point available, lubricant inventories were down about 15% from the previous year and were at their lowest levels of the past 20 years.

                  We also follow truck tonnage data in the U.S. since trucking and shipment data indicate volume demand for diesel lubricants. This August the American Truckers Association reported a 10% drop in truck tonnage. They believe the east coast blackout and high fuel prices contributed to the decline.

                  The causes of the volume decline are not as transparent to the industry as we would like. The supply chain from additive supplier to end user is long and complex in the lubricant industry and we can only aggregate and make sense of the inputs that we receive. We believe that the factors affecting the transportation side of our business in the third quarter could include sustained high oil prices, prolonged economic weakness in North America and Europe, the summer weather in Europe and political turmoil in select Asian and Middle Eastern countries.

                  We don't believe this is a structural change and do believe that at some point demand will rebound. Currency added 3% to FTT revenues for the quarter in a combination of higher pricing and favorable product mix adding 5% to FTT revenues. Sequentially our pricing held this quarter and we have been working to roll the surcharge into base pricing. You'll recall that we implemented price surcharges in the second quarter in reaction to sharply rising material costs.

                  We were successful in passing on the August base oil increase for viscosity modifiers. Average raw material costs for FTT were 11% higher than the third quarter a year ago while STAR expenses were flat. So in summary FTT's segment contribution income of $65.4 million for the quarter declined 23% from the third quarter of 2002. FTT's segment operating profit for the quarter was $32.8 million compared to $45.7 million a year ago.

                  We continue to believe we will be selling GF4 additives for the next North American passenger car upgrade by the end of the first quarter next year. All specifications and testing protocols have been set. We are ready and we're enthusiastic about our technology and about the value of GF4 for the consumer and the environment. The industry has acknowledged that GF4 will cost more than GF3 and so we continue to believe GF4 additives will carry higher pricing. The rate of conversion from GF3 to GF4 is unclear at this point depending on how the oil companies choose to position it GF4 may not go into effect across the board during 2004.

                  Fluid technologies for industry, FTI, revenues of $117.8 million for the quarter increased 15% compared to the third quarter of 2002. FTI revenues grew by 6% for three acquisitions; namely Dock Specialty Resins for coatings as well Brose and the product lines acquired from BASF which were both added to our foam

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                  control platform in the past year. All three acquisitions have been fully integrated and were accretive to earnings this quarter.

                  Excluding these acquisitions FTI revenues grew 9% from organic growth. This organic growth was spread across many of the FTI businesses and the strongest gains were in grease, coatings and foam additives as well as our Chemron surfactants for personal care business. FTI segment contribution income of $19 million for the quarter was one half percent higher than the third quarter a year ago.

                  Higher revenues were offset by less favorable mix particularly in hydraulic additives and by expenditures to integrate the multi purpose specialty chemical manufacturing facility in Spartanburg, South Carolina that was purchased in April. FTI segment operating profit for the quarter was $10 million compared to $13.9 million a year ago.

                  The FTI segment not only contains the recent acquisitions and higher growth performance chemicals markets, but also some industrial additive segments. If we look at the FTI segment according to the two product groups; industrial additives and performance chemicals, the results are more meaningful. Revenues for industrial additives consisting of hydraulic, metalworking and grease additives and compressor lubricants increased 3% for the third quarter 2003 compared to the third quarter 2002.

                  Performance Chemicals is the product group that includes all the remainder of FTI and all the acquisitions we have made in the last three years. This product group grew revenues by 26% for the third quarter compared to the third quarter a year ago.

                  I spoke briefly about the Spartanburg facility at our first quarter teleconference describing the two manufacturing units on a 16-acre site that we purchased out of bankruptcy. The facility is now up and running producing foam control and some other FTI products that cannot be produced in our Lubrizol facilities.

                  We're also in the process of merging our 2001 acquisition of Ross Chem Foam Control Products into the newly refurbished and larger site and expect to have that consolidation completed by the end of the year. We're also integrating the personal care ingredients business that we acquired from Dow Chemical Company subsidiary at the end of the September.

                  This business, along with the Belgian manufacturing facility that was also part of the transaction is being merged into Chemron and our goal with this acquisition is to expand our personal care businesses globally. The newly acquired product lines are expected to grow commensurate with the more attractive growth rates of the personal care industry and they are anticipated to deliver operating margins that are higher than Lubrizol's average.

                  Revenues in the all other segments, which include our equipment businesses and PuriNOx(TM) technology were $9.7 million for the third quarter for an increase of 40% compared to the third quarter of 2002. The growth was primarily in our equipment businesses and was about evenly split between fluid metering and emission control systems. Fluid metering equipment, which is used to meter additives into fuel, is benefiting from rationalization and modernization of fuel terminals and from a ramp up ethanol blending.

                  Diesel emission control equipment which consists of diesel particular filters and diesel oxidation catalysts is being used at the Port of Los Angeles and with school bus fleets. Financial incentives provided by regulators are beginning to have an effect in this market.

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                  The all other segment is still generating a loss with
                  contribution losses of $1.3 million compared to $2.4 million a year ago. All other segment operating loss was $2.7 million compared to an operating loss of $3.5 million a year ago.

                  Turning now to cash flow, our cash flow from operating activities was $69.2 million for the quarter. Sequentially net working capital changes contributed $11 million in the quarter. This quarter we used $67.5 million of cash for the two FTI acquisitions. For the first nine months of 2003 cash flow from operating activities was $113.7 million compared to $173.2 million for the same period in 2002.

                  Our days sales in receivables averaged 54.5 days year-to-date through September compared to our target for the year to average 53.5 days. Days sales in inventories have averaged 90 days year to date compared to our goal to average 87 days for the year. This higher than anticipated level of inventory was for building strategic stock in certain key materials and for protecting our customers during maintenance shutdown.

                  I would also point out that inventories associated with the two acquisitions that we made in the third quarter totaled $8 million and are included in the September 30th balance sheet.

                  The pension plan was a topic for discussion last quarter. As I indicated then we have made a 2002 plan year U.S. Pension contribution of $3.6 million in mid-September. Capital expenditures were $22.7 million for the quarter and totaled $59.5 million year to date. We continue to project capital spending in the range of $80 million to $90 million for 2003.

                  Now I would like to address our full-year outlook. We are not yet in the position to discuss 2004 especially given the recent unusual demand patterns and so my comments only relate to our outlook for the remainder of the 2003. Based on the updated guidance we issued last week we believe that earnings for the fourth quarter will be in the range of $0.36 to $0.46 per share.

                  The key assumptions in our current model are we believe the fourth quarter volume will be level with the third quarter. We also believe that both pricing and material costs will be stable for the fourth quarter as compared to the third. We believe gross profit percent will be down for the year in the range of 170 to 200 basis points. Compared to the guidance we provided in July lower volume is the driver for the more pessimistic outlook on growth profit margins.

                  Last quarter we projected higher STAR expenses, but now we believe STAR will be flat for the year compared to 2002. The change in our outlook is based on variable pay adjustments and lower projected testing expense. Finally the new guidance is based on a 31% tax rate for the year.

                  In our current model we are not reflecting any significant business gains, nor any rebound of customer demand. Unlike last quarter when we believed the lower end of the range was more likely, we are now most comfortable right at the midpoint of the $2.00 to $2.10 range. This guidance excludes a projected $0.10 per share for the full year restructuring charge, so after the restructuring charge we believe 2003 GAAP EPS will be in the range of $1.90 to $2.00 per share.

                  Before I turn it over for questions, I'd just like to summarize with our key messages. We believe the weak FTT customer demands for the quarter was an industry phenomenon driven by current economic conditions and was not Lubrizol specific. We're controlling costs where we can and we're integrating our acquisitions well. With that I'll open it up for questions. Rita.

Moderator         Thank you. Our first question is from the line of Nina
                  Scheller with Morgan Stanley. Please go ahead.


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N. Scheller       I had a question just about the general industry. If I look at
                  Ashland's results this morning they talked about Valvoline, having a record quarter with volumes up 11%. How do I reconcile that with your comments about the industry?

C. Cooley         Well, Nina, we're certainly aware of Valvoline's fine
                  performance in the quarter and that's certainly factored into the outlook that I expressed earlier. The outlook that I expressed earlier is based our read of the overall industry. I would add that we actually have a team of folks down in Florida right now at an ILMA convention. That stands for Independent Lubricant Manufacturers Association. Just this morning as I touched base with some of our folks down there they report that generally it's a somber mood down there. I would say that there is some sense of possible improvement down there, but no one is particularly optimistic.

N. Scheller       Okay, on the testing dropped down to $17 million, is that a sustainable level going forward given your actions to reduce the outside testing?

J. Wanstreet      Nina, I think looking at the total of R&D and testing is
                  probably a more appropriate way because depending on what programs we're working on things could flip back and forth between that. So I think that the level that we're at for the third quarter, in total technology expense, is more what we should be looking at. We are working hard to be pulling back from outside testing and putting as much in our internal testing labs as we possibly can.

N. Scheller       Finally is there anything new on PuriNOx?

J. Wanstreet      As we told you last time we still continue to believe that our
                  PuriNOx revenues will be about $2 million this year. We are continuing with our market development. Last time we talked about increasing our capacity in the Southern California area and we have broken ground for a larger blender in Los Angeles because we had been at maximum capacity on the five million gallon blender. We also have a blender in China and there are some field trials going on there with buses.

                  So, market development is continuing. Also the Port of Houston, Texas has converted their dock vehicles to PuriNOx in the quarter. Overall I would say that we're reevaluating, as we talked about last time, our strategy for PuriNOx and we now feel that we have most of the technical issues behind us and so we are right-sizing the expense structure of that business to fit the opportunity.

Moderator         Our next question is from the line of Saul Ludwig with
                  McDonald Investments.

S. Ludwig         With your comment that you're sort of reevaluating and
                  right-sizing PuriNOx, have you factored anything into your guidance for any charges, write offs, restructuring, layoffs, etc. related to PuriNOx?

C. Cooley         No, Saul.

S. Ludwig         Okay, next question, the BASF foam products, what was the size of that business and when did that actually close?

C. Cooley         What we said, Saul, for that business is less than $10
                  million, so it's small. It was closed the third quarter, I don't ....

J. Ahern          Early July.

C. Cooley         Early July.

S. Ludwig         Okay, you commented, Charlie, that with regard to
                  manufacturing expenses, the total manufacturing costs were up
                  15% year over year, but excluding the inventory adjustment it would have been up 8%. So it sounds like the inventory adjustment, was that a number like $6 million, $7 million?

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C. Cooley         Yes, it was a large number because we had a large put to
                  inventory last year and a significant one the other way this year. So the year-over-year....

S. Ludwig         Do you know what the number is? I'm just sort of pulling that number out a little bit. Can you give us a more precise number?

C. Cooley         It's six point eight, right?

J. Ahern          Yes, six point five.

C. Cooley         Six point five.

S. Ludwig         That would be the swing from a plus to a minus so if it was a plus a year ago at a million then it would be five point then five million negative this year. That's the way we - and was it a million dollars a year ago?

J. Ahern          It was about two million last year.

S. Ludwig         Two million last year, two million positive.

C. Cooley         Two million positive last year and.

S. Ludwig         And four and a half million negative this year.

C. Cooley         Two and a half million positive last year and close to four million this year, negative this year.

S. Ludwig         Got you, and was this inventory reduction kind of planned;
                  when you started the quarter did you know you were going to have that hit? Relative to inventory management what are you baking into your numbers for the fourth quarter and is there any issue with regard to a comparison with last year on the inventory drawdown or buildup?

C. Cooley         Let's see, our inventory strategy or plan for the last couple of quarters has been to bring inventories down, generally bring inventories down commensurate with the drop in demand that we've been seeing. Now slightly offsetting the general working down of inventories and this is something that we've talked about in previous quarters, Saul. We have been building strategic stocks of inventories in certain materials. In the third quarter, for example, we calculate that the safety stock build was about $8.5 million. Looking forward to the fourth quarter we're looking at about a million dollar additional build, so a slight build during the course of the fourth quarter.

                  One last comment, our goal for the year has been to be at 87 days inventory. We've been tracking a little bit above that mainly because of some special factors like the need to build safety stock as well as the consequences of the unfortunate fires that we had earlier in the year.

S. Ludwig         You may talk about building safety stock of $8.5 million yet your volume fell 11%. What is it that - are there certain raw materials that are scarce that required building safety stock? I'm sort of perplexed by why you would be doing that.

C. Cooley         Sure, there are some materials that we've procured that are from a small number of suppliers. Probably the best example and it's one that's out there are what are called natural sulfonates and Shell announced the closure of their Martinez facility in California. That refinery was one of the largest suppliers of natural sulfonate, so of course following and we've been aware of that for some time and that's been one of the materials that we've been building up as we've been looking to find alternative replacement materials or reformulate our packages away from those natural sulfonates.
                  So that'd be one example of the types of material that we've been building for safety stock reasons.

S. Ludwig         Have you found the solution to that problem?


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C. Cooley         Yes, we have.  We feel like we're in good shape on that one.

S. Ludwig         Great, thank you very much.

Moderator         The next question is from the line of Richard O'Reilly,
                  Standard & Poor's.

R. O'Reilly       I had to step out from the call for a few minutes, but I think
                  I heard you give a laundry list of reasons why you think the market was down, economic conditions in the U.S., weather in Europe, some problems in a number of Asian countries. I guess what I'm wondering, I'm assuming or I suspect that we're seeing an acceleration of the shift of manufacturing outside from the U.S. to, let's say, China. Do you think you're positioned to retain the same business share when your customers or customers move to China as in the U.S.? Basically you say you think you haven't lost market share, but I'm just wondering if your customers are losing business can you retain that same business when people move out of the U.S.?

C. Cooley         That's a fair question, Richard, and certainly one appropriate for many industries, though I think in the lubricants market we operate in a very global supply chain and so our customers here in the U.S. and in Europe are really to a large degree many of the same customers that we have in emerging markets like China. So the same players that we've been selling to all along are the players that supply finished lubricants globally.

                  You may also be aware that we've had a strategy for quite some time now to expand in particular in China and we right now have a couple of joint ventures, we started off with a marketing JV with a local partner and now expanded that to a separate manufacturing joint venture. So we actually are in the process of establishing a fairly fully capable lubricant additive manufacturing capability in China to be positioned for what we expect to be decent growth in finished lubricants going forward.

Moderator         There is a question from the line of Albert Rosano, Circle T.

A. Rosano         Just a quick question, can you please just review for us and for my benefit what your free cash flow is expected to be this year? What your goals are for next year? What your long-term goals are for free cash flow? Just review for us your priorities for uses of free cash flow including mergers and acquisitions and what the state of that program might be at this point. How that might evolve in the coming months and years?

C. Cooley         Sure, let me just start off by saying I really don't want to get into talking about forecasts of free cash flow going forward. Let me just make a couple of comments. Last year our free cash flow was on the order of $126 million and that number will swing around, obviously, depending on some particularly year in and year out volatile factors, particularly I would say the change in working capital and cap ex. What I mean by free cash flow, let me sort of back up so you all know where that number comes from, what I'm doing is taking the cash from operating activities on our GAAP cash flow statement and then just removing from that dividends and capital expenditures. We year in and year out or over time have pretty good free cash flow.

                  The way we look at the use of free cash flow would be that, and it really goes back to our vision for growth that we went live with The Street almost three years ago, which stated our intention to grow. A large portion of that growth is through acquisitions. So I'd say that beyond, obviously, the desire to maintain a competitive dividend and obviously the need to properly reinvest in our plant equipment, we want to dedicating our free cash flow as prudently as possible to grow through acquisitions.

                  A comment on share repurchase, we have not been a stranger to share repurchase at all over the years and I think since we first started buying back shares several years ago we probably bought back close to 30% of our shares. Since year 2000 we bought back 8% of our stock and we were last in the market in the second quarter of 2001. At that point in time we chose to finish share repurchases again because we felt that we had attractive opportunities particularly in the M&A area where we wanted to preserve our balance sheet and our cash flow. I hope that addresses your question.

A Rosano Now what is your expected free cash flow? What I mean is what is your expected discretionary cash flow in 2003, I'm explaining how this cash from operations just less your capital expenditures? My second question would be what are your priorities for uses of free cash or discretionary cash flow this year and in out years? If you could rank them in order from mergers and acquisitions, increasing the dividend, buying back your stock, have you set a guideline for your payout ratio? Is there the potential for reevaluating that payout ratio? At this point with your shares at current prices is there a thought to reevaluating your share buyback plan? Have we reached the point where yourself, the CEO and members of the board feel that Lubrizol is at its intrinsic value? Will the company reexamine more aggressively buying back shares at these levels?

C. Cooley         Okay, I don't have an estimate for you for free cash flow for
                  2003. Our number one priority for the use of free cash flow going forward is for value creating acquisitions. Comment on our dividend; we, as you I'm sure observed, have a healthy dividend as it is. It's a level that we have not changed the last five years and we have no current plan on changing the level of our dividend given such metrics as a dividend yield and payout ratio. As it relates to share repurchase our decision to buy back shares is not nearly as driven by a view of the relative cheapness of our stock, but rather as a corporate finance capital structure change tool.

                  That's how we have been looking at share repurchase for the last five years or so. So in those periods of time when we have been in the market buying back our stock, it has been primarily for the purpose of re-levering our balance sheet so as to maintain a more competitive cost of capital and to keep into a better balance the use of that cash that we have on our balance sheet relative to what our shareholders would expect.

A. Rosano         So we should expect excess cash to accumulate on your balance sheet for the foreseeable future until the company decides that it finds a suitable acquisition?

C. Cooley         Yes, that has been the message that we have been saying now for quite some time, that we're very cognizant of the building of cash and as the level of cash on our balance sheet builds and also the outlook for acquisitions doesn't get any more active than it has been, then, of course, that puts greater pressure on me and my CEO to recommend share repurchase to the board. At this point in time, given what we call the pipeline of acquisition opportunities that we've seen out there, we've felt comfortable to continue to build cash and therefore continue to keep the share repurchases suspended.

A. Rosano         One last question if I may. A company such as your own with a strong balance sheet and excellent cash flow in times of economic stress as we have had in this country for about 24 months now, finds itself in a strong position in, shall we call it a buyer's market. As the economy begins to reawaken we may reach an inflection point in the coming weeks or months where the buyer's market becomes a seller's market.

                  At what point should we, as patient shareholders, start to question whether that inflection has been reached and whether Lubrizol or whether the company should concede that no suitable acquisitions have been found or are findable and a dividend or substantial share buyback is the more appropriate course to maximize shareholder value.

C. Cooley         I'm not going to probably satisfy the question that you're asking. I would say (1) though that this notion of it being a buyer's market approaching an inflection point to becoming a seller's market is really not a phenomenon that we would ascribe to. We have found that the acquisitions that we've been working on through this period of difficult economic times have still been one of trying to get to evaluations that are acceptable to us.

                  Though we have closed a number of acquisitions over the last couple of years I would say that evaluation and reaching an agreeable point has been, as it always has been, a tug of war, a challenge between the buyer and the seller. There are several transactions which, of course we'd never talk about, where we never got to the signing table because of the competition in the marketplace and the expectations by the part of the seller.

A. Rosano         So you're not concerned with GDP ramping up strongly in the next few quarters and possible the window of opportunity escaping Lubrizol?

C. Cooley         Not at all and we certainly hope GDP gets going and our FTI business and our FTT business will respond accordingly.

J. Wanstreet      We'd like to give time for other callers, given the lateness of the hour and I know there are other....

A. Rosano         I appreciate it, thank you for your time.

Moderator         There is a question from the line of Saul Ludwig, McDonald
                  Investments.

S. Ludwig         Hey, Charlie, what's the finished goods and let's call it raw materials or raw plus work in process in your inventories this year versus last year?

J. Ahern Saul, John Ahern; in the finished product plus work in process is about $235 million at September 30th. December 31st, that figure was about $205 million, $210 million. I don't have September of last year readily available.

S. Ludwig         Okay, but it looks like the increase was in finished goods, not so much these raw materials that you're stocking up on.
                  That said $25 million increase out of $30 million increase.
                  I'm curious as to why you would be having this finished goods increase and then talked about decreasing inventories and incurring a $6 million swing. Something doesn't jive.

C. Cooley         Well, the $6 million swing is for the quarter.

S. Ludwig         Your inventories stayed about flat second quarter to third quarter total dollars.

Moderator         There's a question from the line of Joe Zinghini with J.P.
                  Morgan.

J. Zinghini       Just quickly on GF4, the update that you gave you said you've got all your protocols set and you'll begin to see some revenues in the first quarter. In general this is going to be a product that requires higher treat rates and you already indicated that it'll probably be higher priced, but is it a net positive for Lubrizol going forward?

J. Wanstreet      We do believe it'll be a net positive for Lubrizol going
                  forward, Joe.

J. Zinghini       Okay, thank you.

J. Ahern Saul, John Ahern; just to get back on the inventory balances, the work in process and finished goods went up from about $205 million at December 31st to $235 million. That $6 million inventory change that Charlie referred to was just the labor and overhead in inventory. It would not have included anything for the material portion, if that helps in the analysis.

Moderator         There is a question from the line of Richard O'Reilly,
                  Standard & Poor's.

R. O'Reilly       I also had a question with the GF4 and I just wanted to
                  clarify it. Is it that you think there'll be a higher treat rate and a higher pricing structure or is just one or the other?

J. Wanstreet      It's both, Rich.

R. O'Reilly       Okay, okay, fine. That was my previous impression, okay thank you.

J. Wanstreet      And that's because this is a much more technically challenging upgrade than GF3 was. So it will be both.

R. O'Reilly       Okay good thank you.

Moderator         There are no further questions at this time.

J. Wanstreet      Then I'd just like to conclude with two telephone numbers; my direct line is 440-347-1252 and then Rita will give us the dial in number for the telephone replay and we'll let Rita sign off. With that we thank you for joining us. Rita.

Moderator         Thank you, this conference will be available for replay after
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